Exhibit 10.2
EXECUTION COPY
NORTEK, INC., NORTEK HOLDINGS, INC. and RICHARD L. BREADY
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (this “Agreement”) among NORTEK, INC, a Delaware corporation (“Nortek”), NORTEK HOLDINGS, INC., a Delaware corporation (“Nortek Holdings”) (Nortek and Nortek Holdings, collectively being referred to hereinafter as “Employer”), and Richard L. Bready, a resident of Rhode Island (hereinafter called “Employee”), amends and restates that certain Employment Agreement among Nortek, Prior Holdings (as defined below) and Employee dated as of January 9, 2003 (the “Prior Agreement”).
     WHEREAS, on July 15, 2004, THL Buildco Holdings, Inc. and THL Buildco, Inc., companies affiliated with Thomas H. Lee Partners, L.P., entered into a stock purchase agreement with affiliates of Kelso & Company, L.P., Employee and certain other parties (the “Stock Purchase Agreement”), pursuant to which THL Buildco, Inc. agreed to purchase all the outstanding capital stock of the then-existing Nortek Holdings, Inc. (“Prior Holdings”);
     WHEREAS, immediately following the Closing, as defined in the Stock Purchase Agreement, (A) THL Buildco, Inc. merged with and into Prior Holdings and Prior Holdings merged with and into Nortek, with Nortek continuing as the surviving corporation, and (B) THL Buildco Holdings, Inc. became the new parent company of Nortek and was renamed “Nortek Holdings, Inc” (which acquisition by THL Buildco, Inc. and the related mergers are collectively referred to hereinafter as the “Acquisition.”);
     WHEREAS, Employee was employed by Nortek and Prior Holdings as Chairman and Chief Executive Officer and Employee possesses intimate knowledge of the business and affairs of Nortek and has acquired certain confidential information and data with respect to Nortek;
     WHEREAS, at the time of the Acquisition, Employee was employed by Nortek and Prior Holdings under the Prior Agreement;
     WHEREAS, Employer desires to assure that it will have the benefit of the continued service and experience of Employee as Chairman, President and Chief Executive Officer of Employer and an integral part of its management for a period of time and Employee is willing to enter into an agreement to such ends upon the terms and conditions set forth in this Agreement; and
     WHEREAS, Employee and Employer desire to enter into this Agreement, which shall amend and restate the Prior Agreement and govern the terms of Employee’s employment with Employer as of the date of, and immediately following, the Acquisition (the “Effective Time”). In consideration of the foregoing and the mutual agreements herein contained, the parties mutually agree as follows:

     1. Employment Period and Duties
     (a) During the Employment Period, Employer shall employ Employee, and Employee shall serve as an employee of Employer, provided, however, that if the Stock Purchase Agreement is terminated according to its terms, then at the time of such termination, this Agreement shall terminate and be of no force or effect. For purposes of this Agreement, “Employment Period” shall mean the period of time commencing at the Effective Time and ending, unless sooner terminated pursuant to the provisions hereof, on December 31, 2009; provided that on December 31, 2009 and each anniversary thereof, the Employment Period shall automatically extend for one additional year unless written notice of intent not to extend is delivered by Employer to Employee at least 90 days prior to the scheduled end of the Employment Period.
     (b) During the Employment Period, Employee shall serve as Chairman, President and Chief Executive Officer of Employer, or in such other executive capacity at a similar level of responsibility and with such other duties as the board of directors of Nortek Holdings (the “Board”) and Employee may from time to time mutually determine, and Employee accepts employment on the terms and conditions contained herein and agrees to devote a substantial part of his working time and energies to the business of Employer and to faithfully and diligently perform the customary duties of his office and such other duties, reasonable vacations (of not less than four weeks per year) and time devoted to charitable and community service, and absences due to illness and holidays excepted. Such other duties may include the performance of services for any of Employer’s subsidiaries and, without further remuneration (except as otherwise agreed), may also include service as an officer or director of one or more of Employer’s subsidiaries. Nothing herein shall prohibit Employee from managing or supervising his personal investments or from devoting attention to his other business interests that do not materially interfere with his obligations to Employer hereunder or compete with Employer or its subsidiaries.
     (c) During the Employment Period, Employer shall maintain an appropriately appointed executive office for Employee in Providence, Rhode Island (or at such other location as Employee and Employer shall mutually agree) of not less than the size of Employee’s current office and associated administrative space from which Employee shall perform his duties and shall provide Employee with executive secretarial and other administrative staff and services suitable to his offices and duties, staffed by persons approved by Employee and with such staff members’ salaries and benefits as Employee shall approve.
     (d) During the Employment Period, Employer shall not, without obtaining Employee’s consent, terminate the employment of any employee listed in Exhibit A hereto.
     2. Compensation
     (a) Basic Salary. Employee shall receive a basic annual salary of not less than $3,500,000 or such greater amount as determined from time to time at the discretion of the Board (hereinafter called the “Basic Salary”) during the Employment Period, payable in equal monthly installments on the 15th day of each month.

     (b) Incentive Compensation.
          (i) Employer shall pay Employee incentive compensation determined by multiplying $5,000,000 by a fraction, the numerator of which is the number of days from January 1, 2004 to the Effective Time and the denominator of which is 366. Such incentive compensation shall be paid in cash at the Effective Time.
          (ii) Employee shall not be entitled to earn any incentive or bonus compensation during the Employment Period, other than as set forth in Section 2(b)(i) immediately above. The Board, however, may elect to award Employee incentive or bonus compensation from time to time; provided that it does so through an award that specifically designates Employee as the recipient and provided further that any decision to make such an award, the amount of any such award made, and all other terms and conditions thereof shall be at the discretion of the Board. An award in one year shall not entitle Employee to an award in any other year. Employee acknowledges that there is no direct or implied agreement, promise or understanding of any kind to grant him incentive or bonus compensation, other than as provided in Section 2(b)(i) hereof.
     (c) Equity Issuance. THL-Nortek Investors, LLC (the “LLC”) shall issue to Employee at the Effective Time 23,586.66 Class C Units of the LLC, subject to the terms and conditions of the Management Unit Subscription Agreement, dated as of August 27, 2004, between Employee and the LLC.
     (d) Life Time Medical Coverage.
     (i) From and after the date upon which the Employment Period expires or terminates for any reason (the “Triggering Date”), Employer shall provide Employee and his Spouse for so long as they shall live with lifetime Medical Coverage at no cost to Employee. For purposes of this Agreement, (x) “Spouse” shall mean any individual married to Employee only during the time such individual is married to Employee, provided that an individual who is married to Employee at the time of Employee’s death shall be a Spouse for the remainder of such individual’s lifetime and (y) “Medical Coverage” shall mean all medical and dental benefits that are provided Employee at the Effective Time, any medical or dental expense that would be deductible by Employee under section 213 of the Internal Revenue Code of 1986, as amended (the “Code”), including insurance premiums, long term care benefits (determined without regard to any limitation under section 213 of the Code), co-payments and deducible amounts (all determined without regard to the deductible threshold set forth in section 213(a) of the Code) if paid by the Employee directly, and such other reasonable medical and dental expenses that Employer may approve from time to time, but in no event shall Employer’s reimbursement obligation for Employee, his Spouse or dependents under this Section 2(d) exceed $1,000,000 (exclusive of any gross up for taxes pursuant to Sections 2(d)(iii) or 8 hereof) in the aggregate during Employee’s and his Spouse’s lifetimes. Such Medical Coverage shall be extended to any dependent of Employee but only for so long as such person remains a “dependent” under the terms and conditions of Employer’s health plan in existence at the Effective Time. Employer shall make all reasonable efforts to include Employee, his Spouse and dependents in any comprehensive medical and/or dental plan provided to active employees from time to time. Employee must make all reasonable effort to obtain and to maintain (at Employer’s expense as provided herein) any form of comprehensive medical and/or dental insurance that Employer may require from time to time. If Employee is or becomes eligible for Medicare benefits, the coverage provided by this Section shall be supplemental to Medicare coverage, Parts A and B, and the Employee shall be required to submit claims to Medicare before making any claim for medical care under this Section.
     (ii) Upon the Triggering Date, or any time thereafter, upon the written request of Employee or his Spouse, Employer shall authorize a lump sum cash payment in lieu of lifetime Medical Coverage in an amount established by the Board that is reasonably sufficient to provide the lifetime Medical Coverage. For illustrative purposes, a sample calculation of such lump sum cash payment is set forth in Exhibit B hereto.
     (iii) Employer agrees to make a “gross up” payment to Employee to cover any and all state and federal income taxes that may be due as a result of the benefits provided under Section 2(d)(i) above and on any lump sum payment under Section 2(d)(ii) above (and the tax on any such “gross up” payment) as a consequence of providing such lifetime Medical Coverage to Employee, his Spouse and his dependents.
     (iv) Following the Triggering Date, Employee shall notify the Employer of any change in (x) his marital status or (y) the status of his dependents as “dependents,” as soon as practicable following such change.
     (e) Benefits. Employee shall be eligible to participate in any deferred compensation, pension or other benefit plan in which executive personnel of Employer are eligible to participate. In addition, other than as provided in Section 16 hereof, Employee shall be entitled to receive all other benefits or participate in any employee benefit plans generally available to executive personnel of Employer, including without limitation, any hospital, medical, accident, disability, life insurance, and dental coverage, any stock option or savings plans, or any pension or other retirement benefit plans.
     (f) Reimbursement and Perquisites. Employer shall promptly reimburse Employee for all business expenses incurred by Employee during the Employment Period; shall promptly pay or reimburse Employee for club and professional association dues, assessments and fees for at least such clubs and associations as Employee was a member of and Employer was making such payments or reimbursements at the Effective Time; and shall provide to Employee for his exclusive business and personal use two automobiles of his selection, pay all expenses of ownership, operation, repair and maintenance of such vehicles, provide a suitable substitute vehicle in the event either automobile is not available for use by Employee for any reason and replace each such automobile not less often than biannually with a new vehicle at the option of Employee. Employer shall provide Employee with use of (or reimburse Employee for use of) a private aircraft for business and personal travel in a manner consistent with Employer’s practice prior to the Effective Time, provided that, notwithstanding the foregoing, Employee use of the private aircraft for personal travel shall be limited to not more than fifty (50) hours per year. Any tax liability to Employee resulting from any of any of payments, reimbursements or other provision of perquisites provided pursuant to this Section 2(f) shall be solely Employee’s responsibility.
     3. Termination
     (a) If Employee dies, the Employment Period or the Noncompete Period (as defined in Section 4 hereof) shall end and his employment hereunder shall be deemed to cease as of the date of his death.
     (b) If Employee is incapacitated by accident, sickness, or otherwise so as to render him, for a period of 365 consecutive days, mentally or physically incapable of performing the services required of him under this Agreement (such incapacity, a “Disability”) and, if requested by Employee, the basis for such incapacity is certified by a licensed physician, Employer, acting through its Board, may terminate the Employment Period.
     (c) Employee shall have the right to terminate the Employment Period without Good Reason at any time by written notice to the Board, not less than 20 business days in advance of such termination.
     (d) Employer, acting through the Board, shall have the right to terminate the Employment Period for Cause (as hereinafter defined), without further obligation hereunder on the part of Employer or Employee except payment to Employee of amounts earned or accrued hereunder to the date of termination, pursuant to the procedures specified in this Section 3(d); provided that the Employment Period shall not be terminated for Cause if prior to the finding of the Board with respect thereto, the Employment Period shall have terminated for any other reason. For purposes of this Agreement, “Cause” shall mean: (i) the willful and continued failure of Employee to perform substantially Employee’s material duties pursuant to Section 1(b) hereof (other than any such failure resulting from, or contributed to by, incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Employee by the Board which notice is adopted at an in-person meeting of the Board called and held for such purpose (after reasonable notice is provided to Employee and Employee is given an opportunity, together with counsel, to be heard before the Board) and which notice specifically identifies the manner in which Employee has not substantially performed his material duties, or (ii) because of conviction of Employee of a crime involving theft, embezzlement or fraud against Employer or a civil judgment in which Employer is awarded damages from Employee in respect of a claim of loss of funds through fraud or misappropriation by Employee. Performance by Employee of his duties under Section 1(b) hereof shall be presumed to be substantially performed, and any act, or failure or act, based upon authority given pursuant to a resolution duly adopted by the Board or any committee of the Board or based upon the advice of counsel for Employer (including members of its legal staff) or which has been acquiesced in by the Board shall be conclusively presumed to be done, or omitted to be done, by Employee consistent with his obligations under Section 1(b) hereof. Termination of the Employment Period for Cause shall not occur unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of all of the members of the Board excluding Employee at an in-person meeting of the Board called and held for such purpose (after notice of not less than 20 business days is provided to Employee and Employee is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, termination for Cause is justified based solely on information presented at such meeting.
     (e) Employer, acting through the Board, shall have the right to terminate the Employment Period without Cause, by written notice to Employee, not less than 20 business days in advance of such termination.
     (f) Good Reason. Employee shall have the right to terminate the Employment Period at any time with Good Reason (as defined in Section 5) by written notice to the Board.
     (g) Any amounts due Employee hereunder in the event of termination of the Employment Period shall be considered severance pay in consideration of his past services and in consideration of his continued services from the date hereof, are considered reasonable by Employer and not in the nature of a penalty, shall not be reduced by compensation or income received by Employee from any other employment or other source and shall not be offset by any claims Employer may have against Employee; timely payment of such amounts is further agreed by the parties hereto to be in full satisfaction and compromise of any claims arising out of the performance or nonperformance of this Agreement that either party might have against the other, other than any claims Employee may have under the provisions of Section 8 hereof.
     4. Noncompetition and Confidentiality
     (a) Employee agrees that he shall not compete with Employer as hereinafter provided for a period (the “Noncompete Period”) equal to:
     (i) if the Employment Period is terminated pursuant to Section 3(c) or (d) hereof, one year beginning as of the first day following such termination, or
     (ii) if the Employment Period is terminated pursuant to Section 3(b), (e) or (f) hereof or as described in Section 5(a), clause (y), the longer of (x) one year beginning as of the first day following such termination of the Employment Period and (y) a period commencing on the first day following such termination and ending on December 31, 2009.
     (b) Employee’s agreement not to compete with Employer during the Noncompete Period shall be limited to prohibiting Employee from owning a greater than 5% equity interest in, serving as a director, officer, employee or partner of, or being a consultant to or co-venturer with any business enterprise or activity that competes in North America with any line of business conducted by Employer or any of its subsidiaries at the termination of the Employment Period and accounting for more than 5% of Employer’s gross revenues for its fiscal year ending immediately prior to the year in which the Employment Period ends. During the Noncompete Period, Employee agrees that he will not hire or attempt to hire any person employed by Employer or any of its subsidiaries during the 24 month period prior to the termination of the Employment Period, assist such a hiring by any other person or entity, encourage any such employee to terminate his relationship with Employer (or any such subsidiary) or solicit or encourage any customer or vendor of Employer to terminate its relationship with Employer.

     (c) Employee shall hold in a fiduciary capacity for the benefit of Employer all secret or confidential information, knowledge or data relating to Employer or any of its subsidiaries, and their respective businesses, which shall have been obtained by Employee during Employee’s employment by Employer or any of their predecessors and which shall not be or become public knowledge (other than by acts by Employee or representatives of Employee in violation of this Agreement). After termination of Employee’s employment with Employer, Employee shall not, without the prior written consent of Employer or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than Employer and those designated by it.
     (d) It is agreed that Employer, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Employee of any of the covenants in this Section 4. Employee and Employer further agree that, in the event that any provision of this Section 4 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.
     5. Severance Pay-Termination by Employer
     (a) If (x) the Employment Period shall terminate by reason of Employer’s exercise of its right under Section 3(e) to terminate without Cause or in the event Employee elects to terminate the Employment Period for Good Reason or (y) Employee’s employment is terminated due to the Employer’s delivery of notice not to extend the Employment Period pursuant to Section 1(a) hereof, Employer shall thereafter be obligated to provide and Employee, or in the event of his death, his estate, shall be entitled to receive, for a period of one year beginning as of the first day following such termination (or, if longer, for a period commencing on such date and ending on December 31, 2009):
     (i) an amount for each year, payable in the manner set forth in Section 2 hereof, equal to $1,750,000;
     (ii) continued coverage, at the expense of the Employer, under the same or equivalent disability, accident and life insurance policies as Employee was covered by immediately prior to termination of the Employment Period;
     (iii) an executive office for Employee located outside of Employer’s headquarters but within Providence, Rhode Island and secretarial and other administrative services, all reasonably suitable to Employee’s then current needs and consistent with his former offices and duties during the Employment Period.; and
     (iv) continuation of the perquisites specified in Section 2(f) hereof.
     (b) For purposes of this Agreement, “Good Reason” shall mean:
     (i) any reduction of, or failure to pay, Employee’s Basic Salary or other compensation as described in Section 2(a) and 2(b)(i) hereof;

     (ii) any failure to provide the benefits or payments required by Sections 2(c) (“Equity Issuance”), 2(d) (“Lifetime Medical Coverage”), 8 (Gross-Up Payment) and 10 (Indemnification) of this Agreement, any deferred compensation plan established on or after the Effective Time in which Employee is a participant, or Sections 6.4(a), 7.1, 8.2 or Article X of the Securityholders Agreement by and among Employee, the LLC and certain other parties, dated as of August 27, 2004 (the “Securityholders Agreement”) or the registration rights provided in the Registration Rights Agreement (as defined in the Securityholders Agreement) when in effect.
     (iii) assignment to Employee of any duties materially inconsistent with his position (including status, offices and titles), authority, duties or responsibilities as contemplated by Section 1(b) above or any other action by Employer which results in a material diminution of such position, authority, duties or responsibilities;
     (iv) relocation of Employer’s principal executive offices, or any event that causes Employee to have his principal place of work changed, to any location outside Providence, Rhode Island;
     (v) any requirement by Employer that Employee travel away from his office in the course of his duties significantly more than the number of consecutive days or aggregate days in any calendar year than was required of him prior to the Effective Time; and
     (vi) without limiting the generality or effect of the foregoing, any other material breach by Employer, LLC or any successor thereto or transferee of substantially all the assets thereof, of this Agreement, the Securityholders Agreement or the Registration Rights Agreement or any material breach by the LLC of the Limited Liability Company Agreement with respect to Employee;
provided, however, that Employee may not terminate the Employment Period for Good Reason unless and until he has given Employer notice specifically identifying the nature of the Good Reason and provided Employer a reasonable opportunity to cure and the Good Reason continues uncured.
     6. Death Benefit
     If the Employment Period shall terminate by reason of Employee’s death, his estate or designated beneficiary shall thereafter be entitled to receive from Employer a death benefit for a period of one year beginning as of the first day following his death (or, if longer, for a period commencing on such date and ending on December 31, 2009) in an annual amount equal to $1,750,000, such death benefit shall be payable in the manner set forth in Section 2 hereof.
     7. Disability Benefit
     If the Employment Period shall terminate by reason of Employee’s Disability, Employee, or in the event of his death, his estate, shall thereafter be entitled to receive from Employer: (i)

for a period of one year commencing from the date of such termination (or, if longer, for a period commencing on such date and ending on December 31, 2009), a disability benefit in an annual amount equal to $1,750,000, payable in the manner set forth in Section 2 hereof.
     8. Gross-up Payment
     (a) In the event that it is determined that any payment or benefit provided by Employer or any of their predecessors to or for the benefit of Employee, either under this Agreement or otherwise, and whether before or after the date hereof, will be subject to the excise tax imposed by section 4999 of the Code or any successor provision (“section 4999”), Employer will, prior to the date on which any amount of the excise tax must be paid or withheld, make an additional lump-sum payment (the “gross-up payment”) to Employee. The gross-up payment will be sufficient, after giving effect to all federal, state and other taxes and charges (including interest and penalties, if any) with respect to the gross-up payment, to make Employee whole for all taxes (including withholding taxes) and any associated interest and penalties, imposed under or as a result of section 4999.
     (b) Determinations under this Section 8 will be made by the Employer’s tax accountant as of the Effective Time unless Employee has reasonable objections to the use of that firm, in which case the determinations will be made by a comparable firm chosen by Employee after consultation with Employer (the firm making the determinations to be referred to as the “Firm”). The determinations of the Firm will be binding upon Employer and Employee except as the determinations are established in resolution (including by settlement) of a controversy with the Internal Revenue Service to have been incorrect. All fees and expenses of the Firm will be paid by Employer.
     (c) If the Internal Revenue Service asserts a claim that, if successful, would require Employer to make a gross-up payment or an additional gross-up payment, Employer and Employee will cooperate fully in resolving the controversy with the Internal Revenue Service. Employer will make or advance such gross-up payments as are necessary to prevent Employee from having to bear the cost of payments made to the Internal Revenue Service in the course of, or as a result of, the controversy. The Firm will determine the amount of such gross-up payments or advances and will determine after resolution of the controversy whether any advances must be returned by Employee to Employer. Employer will bear all expenses of the controversy and will gross Employee up for any additional taxes that may be imposed upon Employee as a result of its payment of such expenses.
     (d) Employer shall provide Employee with a letter of credit no later than the Effective Time covering Employee’s potential exposure, if any, to the excise tax imposed by section 4999 (or any payment resulting from such exposure) on terms reasonably acceptable to Employer and Employee.
     9. Expenses
     Employer agrees to reimburse Employee for all reasonable expenses incurred by Employee in connection with the negotiation of this Agreement, the Stock Purchase Agreement and any other agreements and transactions contemplated thereby.

     10. Indemnification
     Anything in this Agreement to the contrary notwithstanding, Employer agrees to pay all costs and expenses incurred by Employee in connection with the enforcement of this Agreement and will indemnify and hold harmless Employee from and against any damages, liabilities and expenses (including without limitation fees and expenses of counsel) incurred by Employee in connection with any litigation or threatened litigation, including any regulatory proceedings, arising out of the making, performance or enforcement of this Agreement or termination of the Employment Period.
     11. Survival
     Provisions of this Agreement shall survive any expiration or termination of this Agreement, if so provided herein or if necessary or desirable to accomplish the purposes of such provisions, including without limitation Sections 4, 8 and 10 hereof.
     12. Notices
     All notices or other communications given hereunder shall be in writing and shall be deemed to have been duly given if mailed by certified mail or hand delivered, if to Employer, at 50 Kennedy Plaza, Providence, Rhode Island 02903-2360, attention of the General Counsel, with a copy to Thomas H. Lee Partners, L.P., 75 State Street Boston, MA 02109, attention of Anthony DiNovi, or at such other address(es) as Employer shall have furnished to Employee in writing, or if to Employee, at 280 Irving Avenue, Providence RI 02906, or at such other address as Employee shall have furnished to Employer in writing.
     13. Governing Law
     This Agreement shall be governed by the laws of the State of Rhode Island and Providence Plantations.
     14. Severability
     The provisions of this Agreement are severable, and in the event that any one or more paragraphs are deemed illegal or unenforceable, the remaining paragraphs shall remain in full force and effect.
     15. Effectiveness/Prior Agreements
     This Agreement shall be binding on Employee and Employer as of the date hereof. If the Effective Time does not occur, this Agreement shall be of no force and effect. As of the Effective Time, the Prior Agreement shall terminate and no payments shall thereafter be made thereunder. Under no circumstances shall the Closing or the Acquisition or any shareholder approval thereof or any event relating thereto be deemed a “Change of Control” for any purposes under the Prior Agreement. This Agreement will constitute the entire agreement between Employer and Employee and will supersede all prior negotiations and written or oral agreements with respect to the full time employment of Employee by Employer, including the Prior Agreement and all other prior employment agreements between Employee and Employer or any of its predecessors, except as explicitly provided herein. No changes, alterations or modifications may be made to this Agreement, except by a writing signed by each of the parties hereto.
     16. Waivers and Acknowledgements
     Employee acknowledges that he is not a participant in the Nortek, Inc. Change in Control Severance Benefit Plan for Key Employees, As Amended and Restated June 12, 1997 or any similar plan and waives any and all rights to participate in the Nortek, Inc. Second Amended and Restated Change in Control Severance Benefit Plan for Key Employees or any other such plans. Employee acknowledges that he is not now a participant in any SERP sponsored by Nortek, Nortek Holdings or any of their affiliates and he hereby waives any right to such participation hereafter. Employee acknowledges that Exhibit C hereto sets forth all life insurance policies to which Employer and he, or any trust established by him, are a party and agrees that, upon the transfer of those life insurance policies from Employer to Employee, any split dollar agreements associated with any of those policies has terminated and Employer has no further obligation with respect to those policies and agreements, including without limitation the payment of any further premiums.
     17. Assignment
     Neither Employer nor Employee may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that Nortek and Nortek Holdings each, in the event that it shall hereafter, consolidate with, or merge into, any other entity or transfer all or substantially all of its properties or assets to another entity, may assign its rights and obligations under this Agreement without the consent of Employee to such other entity. This Agreement shall inure to the benefit of and be binding upon Employer and Employee, their respective successors, executors, administrators, heirs and permitted assigns.
     18. Counterparts.
     This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.
     19. Acknowledgements.
     The parties agree that the following are to be accomplished at the Effective Time: (a) payment to Employee of incentive compensation as specified in Section 2(b)(i) hereof; (b) payment to Employee in accordance with Section 6 of the amended and restated agreement between Nortek and Employee dated as of the 1st of June, 2001; (c) forgiveness of the principal and interest outstanding at the Effective Time on the loan to Employee described in section 2(f) of the Prior Agreement; and (d) transfer to Employee of all life insurance policies listed on Exhibit C hereto.
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     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of August 27, 2004.

NORTEK, INC.
By:	/s/ Kevin W. Donnelly
	Name:	Kevin W. Donnelly
	Title:	Vice President

NORTEK HOLDINGS, INC.
By:	/s/ Kevin W. Donnelly
	Name:	Kevin W. Donnelly
	Title:	Vice President

/s/ Richard L. Bready
Richard L. Bready

EXHIBIT A

EXHIBIT B

EXHIBIT C
LIFE INSURANCE POLICIES
AIG Sun America, Policy No. 7013959A
Prudential Policy No. 79-789-625
New York Life Policy No. 62-782-609
New York Life Policy No. 75-500-312